Exhibit 10(b)

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated September 17, 2007 (this “Agreement”) between Comtech Telecommunications Corp., a Delaware corporation (the “Company”), and Robert G. Rouse (“Executive”).

WITNESSETH

WHEREAS, Executive is employed as a senior executive of the Company pursuant to an employment agreement dated as of June 2, 2003, as amended (the “Prior Agreement”). The Company and Executive now desire to enter into an amended and restated employment agreement on the terms and conditions set forth herein.

Accordingly, the Company and Executive hereby amend and restate the Prior Agreement to read in its entirety as follows:

1.    Definitions. For purposes of this Agreement, the following capitalized terms shall have the meanings set forth below and shall include the plural as well as the singular:

(a)  “Affiliate” shall mean any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, any other Person.

(b)  “Annual Base Salary” shall mean Executive’s annual base salary, as determined from time to time in accordance with Section 5(a) hereof.

(c)  “Cause” shall mean the termination of Executive’s employment with the Company for any of the reasons or causes set forth below:

(i)         willful misconduct, gross negligence, dishonesty, misappropriation, breach of fiduciary duty or fraud by Executive with regard to the Company or any of its assets or businesses;

(ii)         conviction of Executive or the pleading of nolo contendere with regard to any felony or crime (for the purpose hereof, traffic violations and misdemeanors shall not be deemed to be a crime); or

(iii)        any material breach by Executive of the provisions of this Agreement which is not cured within thirty days after written notice to Executive of such breach from the Chief Executive Officer of the Company.

(d)  “Disability” shall mean the inability to perform substantially all of Executive’s duties in the capacity hereinafter set forth for a period of not less than 60 consecutive days or any 90 days in any six-month period.

(e)  “Person” shall mean any individual, partnership, firm, trust, corporation or other similar entity. When two or more Persons act as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company, such syndicate or group shall be deemed a “Person” for purposes of this Agreement.

2.    Employment. The Company hereby employs Executive in the capacity hereinafter set forth, and Executive accepts such employment, upon the terms and conditions herein set forth.

3.    Term. This Agreement shall be for a term commencing on August 1, 2007 and, except as otherwise provided in Sections 7, 8 and 9 hereof, terminating at the close of business on July 31, 2009 (the “Expiration Date”). The period during which Executive is employed by the Company pursuant to this Agreement is referred to hereafter as the “Term.” Except as otherwise specifically provided herein, if Executive remains employed by the Company following the Expiration Date, his employment with the Company shall be “at will.”

4.    Duties and Responsibilities. During the Term, Executive shall serve as and have the title of Executive Vice President and Chief Operating Officer of the Company, or such other equivalent or more senior positions and titles as the Board of Directors of the Company may determine. In serving in such capacities, he shall perform such duties and have such responsibilities, consistent with his executive position, as the Board of Directors of the Company and/or the Chief Executive Officer of the Company, may from time to time determine and assign to Executive. Executive shall perform his duties hereunder at the Company’s principal executive offices in Melville, New York or such other location within Long Island at which such offices may be located from time to time in the discretion of the Board of Directors, and shall travel as may be required from time to time in connection with the performance of his duties hereunder. During the Term, Executive agrees that he will (i) devote his full business time, attention, skill and efforts to the performance of his duties hereunder and (ii) generally promote the interests of the Company and its clients.

5.    Compensation. As compensation for services hereunder and in consideration of the covenants contained herein, during the Term, Executive shall be entitled to receive the following compensation:

(a)  Base Compensation. The Company shall pay Executive, in accordance with the Company’s normal payroll practices and subject to required withholding, an annual base salary (“Annual Base Salary”) during the Term at the rate per annum of $385,000 commencing on the date hereof. The Company’s Board of Directors may, in its sole discretion, increase the Annual Base Salary. Once increased, the Annual Base Salary may not be decreased without Executive’s prior written consent.

(b)  Incentive Compensation. Incentive compensation (“Incentive Compensation”) for each fiscal year in which any part of the Term falls in an amount equal to 1.0% of the Company’s Pre-Tax Income for each such fiscal year; provided, however, that (i) the amount payable under this Section 5(b) in respect of a complete fiscal year and paid at a time that Executive remains employed shall be reduced such that the amount, together with Annual Base Salary projected to be payable in that fiscal year, will equal $1 million (references to “Incentive Compensation” elsewhere in this Agreement refer to the amount calculated without regard to this reduction); and (ii) if the Term terminates earlier than at the end of a fiscal year, Incentive Compensation shall be based upon the Company’s Pre-Tax Income for the then current fiscal year through the most recent fiscal quarter ended prior to such termination. In addition, Executive may receive from time to time, in the sole discretion of the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), additional incentive compensation, which may be intended to comply with the “performance-based compensation” exception under Section 162(m) of the Internal Revenue Code, under the Company’s 2000 Stock Incentive Plan on such terms and conditions as determined by the Compensation Committee. For purposes of this Section 5(b):

(i)         The Company’s “Pre-Tax Income” for any fiscal year or period shall be the consolidated earnings of the Company and its subsidiaries for such fiscal year or period, as determined by the independent accounting firm employed by the Company as its regular auditors in accordance with generally accepted accounting principles applied on a consistent basis, before (A) any extraordinary item, (B) provision for federal, state or municipal income taxes thereon, (C) provision for any Incentive Compensation payable to Executive hereunder, (D) any write-off of in-process research and development acquired, (E) at the discretion of the Compensation Committee, any non-recurring items, (F) any amortization of intangibles relating to future acquisitions, and (G) any stock-based compensation expense before income tax benefit under SFAS 123(R).

(ii)         Incentive Compensation payable with respect to any fiscal year shall be paid in cash to Executive in the fiscal year following the fiscal year to which it relates promptly after completion of the Company’s audited year-end financial statements for such fiscal year (but in any event by the end of the following fiscal year) and at the same time as such Incentive Compensation is paid to the other most senior executive officers of the Company, or, for purposes of the proviso in Section 5(b), promptly after completion of the relevant unaudited quarterly statements, as the case may be.

6.    Other Compensation and Benefits. In addition to the compensation provided for under Section 5, during the Term, Executive shall be entitled to:

(a)  participate in all benefit, pension, retirement, savings, welfare and other employee benefit plans and policies in which members of the Company’s senior management generally are entitled to participate, in accordance with their respective terms as in effect from time to time;

(b)  receive all fringe benefits and perquisites generally maintained by the Company from time to time for members of senior management, including, without limitation, reimbursement for all reasonable, ordinary and necessary business and entertainment expenses incurred in the performance of his services hereunder, in accordance with the Company’s policies as in effect from time to time;

(c)  the accrual of vacation days at the rate of four weeks per annum in accordance with the Company’s policies as in effect from time to time; and

(d)  annual reimbursement from the Company of the cost of premiums paid by Executive to secure such life insurance coverage on Executive’s life as Executive determines in his discretion; provided that the Company’s maximum annual reimbursement obligation under this Section 6(d) shall be capped based on the annual cost of a customary term life insurance policy with a maximum face amount of $1 million purchased for a five-year term for a non-smoker at the same age as Executive as of the date hereof, such cost to be determined within six months after the date hereof. This benefit is intended to be in addition to, and not in lieu of, any group life insurance coverage provided by the Company. (In addition to this insurance, the Company, in its discretion, and at its own cost and expense, may also obtain insurance covering Executive’s life in such amount as it considers advisable, and payable to the Company. Executive agrees to cooperate fully to enable the Company to obtain such insurance.)

7.	Termination by the Company for Cause or Disability.

(a)  Subject to the provisions of this Agreement, the Company may immediately terminate Executive’s employment hereunder for Cause upon written notice of such termination, and Executive may voluntarily resign his employment with the Company either prior to a Change in Control or following a Change in Control in which no material diminution in his responsibilities occurs (as described in Section 9(b) hereof) upon ninety days advance written notice of such resignation, and in each such case the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive, when otherwise due: (i) all accrued and unpaid Annual Base Salary to the date of termination and (ii) reimbursement of any unpaid business expenses.

(b)  In the event of Executive’s Disability, the Company may terminate Executive’s employment hereunder upon 30 days prior written notice, in which case the Company shall have no other liability or obligation to Executive hereunder except to pay to Executive (i) all accrued and unpaid Annual Base Salary to the date of termination, (ii) reimbursement of any unpaid business expenses, and (iii) subject to Section 21(c) hereof, any accrued but unpaid Incentive Compensation under Section 5(b) for the fiscal year preceding the fiscal year in which the termination occurs and/or for the then current fiscal year, pursuant to the proviso in Section 5(b) (the payments provided for under clauses (i), (ii), and (iii) of this Section 7(b) being collectively referred to as the “Accrued Obligations”).

8.    Death of Executive. In the event of Executive’s death, the Term of this Agreement shall terminate and the Company shall have no other liability or obligation to Executive hereunder other than to pay to Executive’s estate the Accrued Obligations.

9.	Other Termination by Company.

(a)  Subject to Section 9(b), in the event the Company terminates Executive’s employment hereunder prior to the Expiration Date other than pursuant to Section 7 or 8 hereof, then Executive shall be entitled, subject to Section 12 hereof, to receive from the Company (i) the Accrued Obligations, (ii) continued medical and dental benefits coverage through the Expiration Date (but in no event longer than 18 months following termination of employment) and (iii) as severance compensation, subject to Section 21(c) hereof in the case of amounts in excess of the “Separation Pay Limit” (as defined in Section 21(c)) to the extent the Separation

Pay Limit is applicable, continued payment of the Annual Base Salary (at the rate then in effect) through the Expiration Date (subject to applicable withholding), payable in accordance with the Company’s normal payroll practices; provided, however, that the Company’s obligations to pay severance compensation under this Section 9 shall terminate upon a material breach by Executive of his obligations under Section 10 hereof. Executive acknowledges and agrees that (i) the severance compensation provided under this Section 9 shall be in lieu of any other severance benefits to which Executive may otherwise be entitled, all rights to which Executive hereby irrevocably waives, and (ii) the failure of the Company to offer to continue Executive’s employment from and after the Expiration Date shall not entitle Executive to any severance compensation under this Agreement.

(b)  If the Company terminates Executive’s employment other than pursuant to Section 7 or 8 hereof or Executive terminates his employment due to a material diminution in his responsibilities that occurs prior to the Expiration Date, including, without limitation, due to Executive ceasing to be responsible for the operations of the subsidiaries and/or divisions of the Company that he was responsible for at the time of the Change in Control (as such term is defined in the Company’s 2000 Stock Incentive Plan), (provided, however, that any diminution resulting solely from the Company becoming privately held shall not be considered in determining whether a material diminution in responsibilities has occurred) and any such termination occurs within one year following the occurrence of a Change in Control, as so defined, whether any such termination occurs prior to or after the Expiration Date, then the Company shall pay and provide to Executive the amounts and benefits set forth in Section 9(a), provided that in lieu of the amounts of severance compensation provided in Section 9(a)(iii) hereof, the Company shall pay to the Executive within 30 days after the effective date of the termination, subject to Sections 12, 21(c) and 21(d) hereof, a lump sum equal to 299% of Executive’s Annual Base Salary at the rate then in effect.

(c)  In connection with a termination of Executive’s employment triggering payments and benefits under this Section 9, Executive shall have no further obligations hereunder and shall be under no duty to seek other employment or otherwise mitigate his damages, and no compensation or other payment from a third party shall reduce or offset his damages.

(d)  Notwithstanding any other provision of this Agreement, the amounts payable to Executive under Section 9(b) shall be equal to whichever of the following amounts shall result in the greater after-tax payment to Executive, after application of all federal, state and local taxes applicable to such payments:

(i)         the amount otherwise payable under Section 9(b) without regard to this Section 9(d); and

(ii)          the amount payable in subsection (i) above, reduced by the total amounts payable under Section 9(b) to the extent included as parachute payments under Section 280G(b)(2) of the Code, but only to the extent such amounts included as parachute payments exceed 299% of the Executive’s “Base Amount,” as defined in Section 280G(b)(3)(A) and (d)(1) and (2) of the Code.

The calculation of after-tax payments under this Section 9(d) shall be made by independent public accountants selected by Executive and consented to by the Company, which consent shall not be unreasonably withheld or delayed. The fees and expenses of such accountants shall be borne by the Company.

10.	Non-Competition; Non-Solicitation; Inventions; Confidential Information.

(a)  Executive acknowledges that his services hereunder are of a special and unique nature and his position with the Company places him in a position of confidence and trust with clients and employees of the Company. Therefore, and in consideration of the Company’s performance of its covenants and agreements under this Agreement, Executive will not at any time during his employment with the Company and for a period of one year thereafter (the “Restrictive Period”), directly or indirectly, engage in any business (as an owner, joint venturer, partner, stockholder, director, officer, consultant, agent or otherwise, other than as the owner of less than 1% of the outstanding class of a publicly traded security) that directly competes with the Company in the telecommunications transmission, RF microwave amplifiers or mobile data communications services market areas.

(b)  Executive agrees that he will not (except on behalf of the Company during his employment with the Company), during the Restrictive Period, employ or retain, solicit the employment or retention of, or knowingly cause or encourage any entity to retain or solicit the employment or retention of, any person who is or was an employee of the Company at any time during the period commencing 12 months prior to the termination of Executive’s employment with the Company. After termination of Executive’s employment with the Company: (i) Executive will refrain from disparaging, whether orally, in writing or in other media, the Company, its Affiliates, the officers, directors and employees of each of them, and the products and services of each of them, and (ii) the Company will not disparage Executive or otherwise comment upon the employment performance of Executive other than as may be required by law or as requested by Executive.

(c)  Any discovery, design, invention or improvement (whether or not patentable) that Executive develops during his employment with the Company (whether or not during his regular working hours or on the Company’s premises) and that is related to the Company’s business or operations as then conducted or contemplated, shall belong solely to the Company and shall be promptly disclosed to the Company. During the period of his employment with the Company and thereafter, Executive shall, without additional compensation, execute and deliver to the Company any instruments of transfer and take any other action that the Company may reasonably request to carry out the provisions of this Section, including executing and filing, at the Company’s expense, patent and/or copyright applications and assignments of such applications to the Company.

(d)  Executive will not at any time, directly or indirectly, without the Company’s prior written consent, disclose to any third party or use (except as authorized in the regular course of the Company’s business or in the Executive’s performance of his responsibilities as the Company’s Executive Vice President and Chief Operating Officer) any confidential, proprietary or trade secret information that was either acquired by him during his employment with the Company or thereafter, including, without limitation, sales and marketing information, information relating to existing or prospective customers and markets, business opportunities, and financial, technical and other data (collectively, the “Confidential Information”). After termination of Executive’s employment with the Company for any reason and upon the written request of the Company, Executive shall promptly return to the Company all originals and/or copies of written or recorded material (regardless of the medium) containing or reflecting any Confidential Information and shall promptly confirm in writing to the Company that such action has been taken. Notwithstanding the foregoing, the following shall not constitute Confidential Information: (i) information that is already in the public domain at the time of its disclosure to Executive; (ii) information that, after its disclosure to Executive, becomes part of the public domain by publication or otherwise other than through Executive’s act; and (iii) information that Executive received from a third party having the right to make such disclosure without restriction on disclosure or use thereof.

11.  Specific Performance. Executive acknowledges that, in view of the nature of the Company’s business, the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company and its Affiliates and that any violation of such restrictions will result in irreparable injury to the Company for which money damages will not be an adequate remedy. Accordingly, Executive agrees that, in addition to such money damages, he may be restrained and enjoined from any continuing breach of such covenants without any bond or other security being required by any court. In the event of a material violation by Executive of any provision of Section 10 hereof, any severance compensation previously paid to Executive hereunder or otherwise (other than $1,000) shall be immediately repaid to the Company. If any restriction contained in this Agreement shall be deemed to be invalid, illegal or unenforceable by reason of the extent, duration or geographical scope, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope or other provisions hereof, and in its reduced form such restriction shall then be enforceable in the manner contemplated thereby.

12.  General Release of the Company. In consideration of the payments and other undertakings set forth herein, Executive acknowledges that upon the termination of his employment with the Company, the execution of a release, in substantially the form attached hereto as Exhibit A, is an express condition to his right to receive severance compensation pursuant to Section 9 hereof in the event such Section is applicable.

13.  Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by certified mail, return receipt requested, by Federal Express, Express Mail or similar overnight delivery or courier service, or by telecopy. Notice to Executive shall be delivered to his home address appearing in the records of the Company, and notice to the Company shall be sent as follows:

c/o Comtech Telecommunications Corp.

68 South Service Road

Melville, Long Island, NY 11747

Attention: Fred Kornberg

Any notice given by certified mail shall be deemed given five days after the time of certification thereof. Any notice given by other means permitted hereby will be deemed given at the time of receipt thereof. Either party may by notice given in accordance herewith to the other party, designate another address or person for receipt of notices hereunder.

14.  Successors, Binding Agreement. Neither party may assign this Agreement; provided, however, this Agreement and the rights of the Company hereunder may be assigned, without the consent of Executive, to any purchaser or other transferee of all or substantially all of the business and/or assets of the Company. The Company shall require any such transferee to expressly assume and agree, in a written instrument in form and substance satisfactory to Executive and his counsel, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors permitted assigns, heirs and representatives.

15.  Separability. If any provisions of this Agreement shall be declared invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

16.  Waiver. The rights of each party hereunder may be waived only by a writing signed by the waiving party giving such waiver expressly setting forth the rights so waived and the matters as to which they are so waived, and any such waiver shall be limited to the matters expressly set forth in such writing. No failure or delay of any party hereto in enforcing any of its rights hereunder at any time shall constitute or evidence any waiver of such rights.

17.  Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together will constitute one document.

18.  Headings. The headings used in this Agreement are for convenience of reference only and shall not be deemed to be of any substance.

19.  Entire Agreement. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters (including, without limitation, the Prior Agreement). This Agreement may not be amended, modified, or supplemented in any respect except by a subsequent written agreement entered into by both parties.

20.  Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of New York, without regard to its conflict of law principles.

21.	Tax Matters.

(a)  The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)  The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company (with specificity as to the reason therefor) that Executive believes that any provision of this Agreement (or of any award of compensation) would cause Executive to incur any additional tax or interest under Code Section 409A, the Company shall, after consulting with Executive, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A.

(c)  Notwithstanding any provision to the contrary in this Agreement, payments to be made hereunder upon a termination of employment shall only be made upon a “separation from service,” as defined in Treasury Regulation § 1.409A-1(h) and, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is specified as subject to this Section, such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 21(c) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Executive in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of this Agreement, the “Separation Pay Limit” shall mean, two (2) times the lesser of (i) the Executive’s annualized compensation based on his annual rate of pay for the taxable year of the Executive preceding the taxable year in which the Executive has a “separation from service,” and (ii) the maximum amount that may be taken into account under a tax qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive incurs a “separation from service.”

(d)  Notwithstanding any other provision of this Agreement to the contrary, to the extent that (i) any amount becomes payable pursuant to Section 9(b) upon a Change in Control of the Company that is a complete liquidation of the Company (as described in Section 14.2(d) of the Company’s 2000 Stock Incentive Plan) or is otherwise not a change in control event (within the meaning of Code Section 409A), and (ii) such amount (or a portion thereof) is also an amount that would have been payable pursuant to Section 9(a) under the circumstances specified in said Section 9(a), then such amount shall be paid at the same time or times and in the same manner as provided under Section 9(a) even though such amount is being paid pursuant to Section 9(b), and any additional amount payable under Section 9(b) shall be paid in accordance with the provisions of Section 9(b).

(e)  Following the occurrence of a Change in Control, in the event that Executive becomes liable for any additional tax, interest or penalty under Code Section 409A or any damages resulting from the failure of the payments and benefits provided under this Agreement or any other arrangement between Executive and the Company to comply with Code Section 409A, Executive shall be entitled to receive an additional gross-up payment from the Company to fully indemnify him on an after-tax basis for the effect of such additional tax, interest, penalty or damages. Such additional gross-up payment shall be made within ninety days following the date on which Executive remits such additional tax, interest, penalty or damages.

(f)   Any expense reimbursement under Section 6(b) or 6(d) hereof shall be made on or before the last day of the taxable year following the taxable year in which such expense was incurred by Executive, and no such reimbursement or the amount of expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

COMTECH TELECOMMUNICATIONS CORP.

By: /s/ Fred Kornberg ————————————————— Authorized Signatory EXECUTIVE: /s/ Robert G. Rouse ————————————————— Name: Robert G. Rouse

Exhibit A

General Release

For good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, I, for myself and my successors, assigns, heirs and representatives (each, a “Releasing Party”), hereby release and forever discharge Comtech Telecommunications Corp. (the “Company”), its stockholders, officers, directors, employees, agents and attorneys, and their respective successors, assigns, heirs and representatives (each, a “Released Party”), individually and collectively, from any and all claims, demands, causes of action, liabilities or obligations, known or unknown, pending or not pending, liquidated or not liquidated, of every kind and nature whatsoever (collectively, the “Released Claims”) which the Releasing Party has, has had or may have against any one or more of the Released Parties arising out of, based upon or in any way, directly or indirectly, related to the Company’s business, my employment with the Company or the termination of such employment; provided, however, that this General Release shall have no effect whatsoever upon the Company’s obligations, if any, to pay severance compensation pursuant to the Amended and Restated Employment Agreement between the undersigned and the Company, dated September 17, 2007 or the rights of the undersigned to enforce such obligations.

The Released Claims include, without limitation, (a) all claims arising out of or relating to breach of contract, the Fair Labor Standards Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the National Labor Relations Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and/or any other federal, state or local statute, law, ordinance, regulation or order as the same may be amended or supplemented from time to time, (b) all claims for back pay, lost benefits, reinstatement, liquidated damages, punitive damages, and damages on account of any alleged personal, physical or emotional injury, and (c) all claims for attorneys’ fees and costs.

I agree that I am voluntarily executing this General Release. I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 and that the consideration given for the waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the Age Discrimination in Employment Act of 1967, that: (a) my waiver and release specified herein does not apply to any rights or claims that may arise after the date I sign this General Release or my rights with respect to severance compensation, if any, payable to me pursuant to the Amended and Restated Employment Agreement between me and the Company, dated September 17, 2007; (b) I have the right to consult with an attorney prior to signing this General Release; (c) I have twenty-one (21) days to consider this General Release (although I may choose to sign it earlier); (d) I have seven (7) days after I sign this General Release to revoke it; and (e) this General Release will not be effective until the date on which the revocation period has expired, which will be the eighth day after I sign this General Release, assuming I have returned it to the Company by such date.

Dated:____________________	__________________________________________ Robert G. Rouse